UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2007

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 834-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.
     On October 1, 2007, PlanetOut Inc. (the “Company”) announced that it had filed a certificate of amendment to its amended and restated certificate of incorporation to effect a one-for-ten reverse stock split of its common stock. The reverse stock split was previously approved by the Company’s Board of Directors and by the Company’s stockholders.
     Pursuant to the reverse stock split, each holder of the Company’s common stock on October 1, 2007, the date of effectiveness of the reverse stock split, became entitled to receive one new share of common stock in exchange for every ten old shares of common stock held by such stockholder.
     No fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of common stock shares not evenly divisible by ten, upon surrender to the exchange agent of the certificates representing such fractional shares, will instead be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price of the Company’s common stock on the business day immediately preceding the effective date of the reverse stock split as reported on the Nasdaq Global Market by (ii) the number of shares of the Company’s common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.
     The number of shares subject to the Company’s outstanding options and warrants will automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options and warrants will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options and warrants will remain unchanged.
     The Company’s new CUSIP number is 727058 208. The Company’s common stock will trade on the Nasdaq Global Market (“Nasdaq”) on a post-split basis beginning on October 2, 2007 under the symbol “LGBTD” until October 29, 2007 and subsequently will resume trading under the symbol “LGBT.” In connection with the reverse stock split, the Company also adopted a new form of stock certificate, which is attached hereto as an exhibit and is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 28, 2007, the Company’s Board of Directors appointed Daniel E. Steimle, 59, as the Company’s interim Chief Financial Officer, effective October 1, 2007.
     Since 2007, Mr. Steimle has been a member of Tatum, LLC, an executive services firm, prior to which he was with CSL Consulting, a consulting firm, from 2006 to 2007, and again from 2002 to 2004 where he served as acting CFO and in other advisory capacities for several technology companies. From 2004 to 2006, Mr. Steimle served as Vice President, Chief Financial Officer at Turin Networks, Inc., a telecommunications equipment supplier. From 2000 to 2002, Mr. Steimle served as Vice President, Chief Financial Officer for LGC Wireless, Inc., a wireless infrastructure equipment supplier. Prior to that, Mr. Steimle served as Chief Financial Officer and in other financial management positions for several public and private technology companies. Mr. Steimle holds a B.S. in Accounting from Ohio State University and an MBA in Management/Marketing from the University of Cincinnati.
     In connection with his appointment, the Company agreed to pay Mr. Steimle a salary in the amount of $23,800 per month. Mr. Steimle is not entitled to any bonuses or equity incentive grants in connection with his employment as an interim Chief Financial Officer. The Company is obtaining the services of Mr. Steimle through an agreement with an executive services firm, pursuant to which such firm will receive specified consideration as Mr. Steimle performs services. A summary of Mr. Steimle’s compensation terms is attached hereto as an exhibit and is incorporated herein by reference.

     Other than the compensation arrangement described above related to Mr. Steimle’s employment by the Company, there are no transactions to which the Company is or is proposed to be a party and in which Mr. Steimle has material interest.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On October 1, 2007, the Company announced that it had filed a certificate of amendment to its amended and restated certificate of incorporation to effect a one-for-ten reverse stock split of its common stock. A complete copy of the Company’s amended and restated certificate of incorporation, as so amended, is attached hereto as an exhibit and is incorporated herein by reference. The reverse stock split was previously approved by the Company’s Board of Directors and by the Company’s stockholders.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 3.1	Amended and Restated Certificate of Incorporation, as amended by Certificate of Amendment, dated October 1, 2007 and as currently in effect.

Exhibit 4.1	Form of Common Stock Certificate.

Exhibit 99.1	Summary of Compensation Terms for Daniel E. Steimle.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: October 4, 2007	By:	/s/ Karen Magee
Karen Magee
Chief Executive Officer